EXHIBIT 10.17(a)
WELLTOWER OP LLC
PROFITS INTERESTS PLAN

1.Purpose. This Profits Interests Plan (the “Plan”) is adopted by Welltower OP LLC (the “Company”), a subsidiary of Welltower, Inc., a Delaware corporation, and constitutes an “Equity Incentive Plan” as defined in that that certain Limited Liability Company Agreement of the Company (the “LLC Agreement”). The Plan is intended to provide for the grant of LTIP Units and Option Units, as applicable, to the Participants (as defined below).

2.Definitions. In addition to capitalized terms set forth in the LLC Agreement, the following terms used herein shall have the following meanings:
“Administrator” means the Compensation Committee of the Board of Directors of the Parent Member (the “Committee”) or one or more officers or employees of the Parent Member to whom some or all of the Parent Member’s authority to administer the Plan has been delegated in accordance with Section 3 of the Plan.
“Award” means a grant to a Participant hereunder of LTIP Units or Option Units.
“Award Notice” means the award agreement with a Participant that sets forth the terms, conditions and limitations of the Participant’s participation in the Plan.
“Cause” for termination of the Participant’s employment for purposes of Section 7 means (a) if the Participant is a party to an employment agreement with the Employer immediately prior to such termination, and “Cause” is defined therein, then “Cause” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Employer immediately prior to such termination or the Participant’s employment agreement does not define “Cause,” then “Cause” shall mean: (i) negligence or willful misconduct by the Participant in connection with the performance of his or her material duties as an employee of the Employer or any Subsidiary of the Parent Member; (ii) a breach by the Participant of any of his or her material duties as an employee of the Employer or any Subsidiary of the Parent Member, including but not limited to the provisions of Section 4 herein; (iii) conduct by the Participant against the best interests of the Parent Member or any of its Subsidiaries, including but not limited to a material act of embezzlement or misappropriation of corporate assets, or a material act of statutory or common law fraud against the Parent Member, any of its Subsidiaries or the employees of either the Parent Member or any Subsidiary; (iv) conviction of, or plea of nolo contendere to, any crime that is a felony, involves moral turpitude, or was committed in connection with the performance of Participant’s job responsibilities for the Employer; (v) indictment of the Participant of a felony or a misdemeanor involving moral turpitude and such indictment has a material adverse effect on the interests or reputation of the Parent Member or any of its Subsidiaries; (vi) the intentional and willful failure by Participant to substantially perform his or her job responsibilities to the Employer (other than any such failure resulting from Participant’s incapacity due to physical or mental disability) after a demand for substantial performance is made by the Employer; (vii) the failure by Participant to satisfactorily perform his or her job responsibilities to the Employer (other than any such failure resulting from Participant’s incapacity due to physical or mental disability); or (viii) a breach by Participant of any of the Parent Member’s policies and procedures, including but not limited to the Parent Member’s Code of Business Conduct & Ethics.
“Change in Corporate Control” shall have the same meaning as set forth in Section 11.1(a) of the Equity Plan and Section 11.1(c) of the Equity Plan. In addition, in order to qualify as a “Change in Corporate Control”, an event must also meet the requirements for a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” with the meaning of Treas. Reg. §1.409A-3(i)(5).
“Code” means the Internal Revenue Code of 1986, as amended.
“Disability” for termination of the Participant’s employment for purposes of Section 7 means (a) if the Participant is a party to an employment agreement with the Employer immediately prior to such termination, and “Disability” is defined therein, then “Disability” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Employer that defines “Disability,” then “Disability” shall have the same meaning as defined in the Equity Plan.

“Employer” means the Parent Member and its Subsidiaries. For purposes of determining the entity responsible for making payments to a Participant, “Employer” shall mean the legal entity on whose payroll records the Participant is listed.
“Equity Plan” means the Welltower Inc. 2022 Long-Term Incentive Plan, as amended from time to time.
“Good Reason” for termination of the Participant’s employment for purposes of Section 7 means (a) if the Participant is a party to an employment agreement with the Employer immediately prior to such termination, and “good reason” is defined therein, then “Good Reason” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Employer immediately prior to such termination and/or the Participant’s employment agreement does not define “Good Reason”: (i) a substantial adverse change, not consented to by the Participant, in the nature or scope of the Participant’s responsibilities, authorities, powers, functions, or duties; or (ii) a breach by the Employer of any of its material obligations under the Plan. Unless otherwise provided in an employment agreement to which the Participant is a party immediately prior to such termination, to constitute “good reason termination,” the Participant must: (1) provide written notice to the Employer within 90 days of the initial existence of the event constituting “Good Reason;” (2) may not terminate his or her employment unless the Employer fails to substantially remedy the event constituting “Good Reason” within 30 days after such notice has been given; and (3) the Participant must terminate employment with the Employer no later than 30 days after the end of the 30-day period in which the Employer fails to substantially remedy the event constituting “Good Reason.”
“Health Care Facilities” means any senior housing facilities or facilities used or intended primarily for the delivery of health care services, including, without limitation, any active adult communities, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, outpatient medical treatment facilities, medical office buildings, hospitals not excluded below, or any similar types of facilities or enterprises, but in any event excluding acute care hospitals or integrated health care delivery systems that include acute care hospitals.
“Parent Member” means Welltower, Inc., a Delaware corporation, as in existence at the time of the creation of the Company, and as the context may require, such corporation’s predecessor with the same name and state of domicile as in existence at such earlier relevant time.
“Participant” means an executive or employee of the Parent Member or any Subsidiary of the Parent Member selected by the Parent Member to participate in the Plan.
“Plan” means this Welltower OP LLC Profits Interests Plan, as amended from time to time.
“Qualified Termination” means termination of a Participant’s employment for Good Reason, by reason of the Participant’s death, Disability, by the Employer without Cause, Retirement and in the case of a Participant who is party to a fixed-term employment agreement with the Employer, a non-renewal by the Employer of the term of such agreement.
“Restricted Period” means a period of one year for a Participant holding the title of Senior Vice President or above at the time of termination of employment and a period of six (6) months for a Participant holding the title of Vice President at the time of termination of employment. For any Participant holding a title below the level of Vice President (including but not limited to Assistant Vice President, Director or Manager), there shall be no post-employment Restricted Period.
“Retirement” means the voluntary termination of employment by a Participant after attaining age 55 and completing ten consecutive full years of service; provided, however, that the sum of the Participant’s age and consecutive full years of service to the Employer shall be equal to 70 or more; and provided further that the Participant (a) delivers to the Employer, so that the Employer receives or is deemed to have received in accordance with Section 11(i) at least six months prior to the date of his or her retirement, written notice specifying such retirement date, (b) remains in the continuous service of the Employer from the date the written notice is received until his or her retirement date, and (c) enters into a retirement agreement with the Employer in such form as shall be determined by the Employer from time to time that includes both (i) a customary release of claims covering the Parent Member and its Affiliates, and (ii) an affirmation of continued compliance with the non-competition, non-solicitation, non-disparagement and non-disclosure covenants in favor of the Parent Member and related persons as set forth in Section 4.

3.Administration
(a)The Plan shall be administered by the Committee. The Administrator shall have the discretionary authority to make all determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement to any Award hereunder and the amount of any Award to be paid under the Plan (including the number of Class A Common Units issuable to any Participant), provided such determinations are not made in bad faith and are not inconsistent with the terms, purpose and intent of the Plan. The Administrator may delegate to one or more officers or employees of the Company some or all of its authority to administer the Plan as described in this Section 3, and in the event of such delegation, references to the Administrator in this Section 3 shall apply in the same manner to such delegate or delegates to the extent of such delegated authority. In particular, but without limitation and subject to the foregoing, the Administrator shall have the authority:
(i)to select Participants under the Plan in its sole discretion;
(ii)to grant Awards to Participants, as provided for in the Plan;
(iii)to prescribe such limitations, restrictions and conditions upon any such Awards as the Administrator shall deem appropriate;
(iv)to determine the terms and conditions, consistent with the terms of the Plan, which shall govern Award Notices and all other written instruments evidencing an Award hereunder, including the waiver or modification of any such conditions;
(v)to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and
(vi)to interpret the terms and provisions of the Plan and any Award granted under the Plan (and any Award Notices or other agreements relating thereto) and to otherwise supervise the administration of the Plan.
(b)Subject to the terms hereof, all decisions made by the Administrator (or any officer or employee of the Parent Member to whom it has delegated some or all of its authority to administer the Plan) not made in bad faith pursuant to the Plan shall be final, conclusive and binding on all persons, including the Company, the Parent Member and the Participants. No member of the Administrator, and no officer or employee of the Parent Member or its Subsidiaries acting on behalf of the Administrator, shall be personally liable for any action, determination, or interpretation taken or made not in bad faith with respect to the Plan, and all members of the Administrator and each and every officer or employee of the Parent Member acting on their behalf shall, to the fullest extent not prohibited by law, be fully indemnified and protected by the Parent Member and the Company in respect of any such action, determination or interpretation.
4.Conditions of Participation
As a condition of entitlement to participate in the Plan, whether or not the Participant receives any payment or other benefit under the Plan, each Participant shall comply with the following restrictive covenants.
(a)    Protection of Confidential Information. Participant, both during employment with the Employer and thereafter, shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below) except as may be required for Participant to perform in good faith his or her job responsibilities to the Employer while employed by the Employer. Upon Participant’s termination of employment, Participant shall return to the Employer all Confidential Information and shall not retain any Confidential Information in Participant’s possession that is in written or other tangible form and shall not furnish any such Confidential Information to any third party, except as provided herein. Notwithstanding the foregoing, this Section 4(a) shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to Participant, (ii) becomes publicly known or available thereafter other than by any means in violation of this Section 4 or any other duty owed to the Employer by Participant, (iii) is lawfully disclosed to Participant by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order Participant to disclose or make accessible any information or is voluntarily disclosed by Participant to law enforcement or other governmental authorities. Furthermore, in accordance with the Defend Trade Secrets Act of 2016, Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. As used in the Plan, Confidential Information means, without limitation, any non-public confidential or proprietary information of the Parent Member, the Company or any of their respective Affiliates, including the Employer (collectively, the “Company Group”), disclosed to Participant or known by Participant as a consequence of or through Participant’s relationship with the Employer, in any form, including electronic media. Confidential Information also includes, but is not limited to the business plans and financial information, marketing plans, and business opportunities of any member of the Company Group. Nothing herein shall limit in any way any obligation Participant may have relating to Confidential Information under any other agreement, promise or duty to any member of the Company Group.
(b)    Non-Competition.    In the course of the performance of Participant’s job responsibilities for the Employer, Participant has obtained and will continue to obtain extensive and valuable knowledge and information concerning the Company Group (including confidential information relating to the Company Group and its operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Accordingly, during employment with the Employer and for the applicable Restricted Period following Participant’s termination of employment, Participant will not engage in any business activities on behalf of any enterprise which competes with any member of the Company Group in the business of (i) ownership or operation of Health Care Facilities (as such term is defined in the applicable Award Notice); (ii) investment in or lending to Health Care Facilities (including to an owner or developer of Health Care Facilities); (iii) management of Health Care Facilities; or (iv) provision of any consulting, advisory, research or planning or development services to Health Care Facilities.
Participant will be deemed to be engaged in such competitive business activities if Participant participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities. If Participant provides services to an enterprise that has some activities that compete with a member of the Company Group in any area described above and other activities that do not compete with any member of the Company Group in any of the areas described above, then so long as Participant provides services exclusively to the portion of such enterprise that does not compete with any member of the Company Group, Participant will not be deemed to be engaged in a competitive business activity as described in this Section 4(b).
(c)    Non-Solicitation.    During employment with the Employer and for one year following the end of Participant’s employment with the Employer, Participant, to the fullest extent not prohibited by applicable law, directly or indirectly, individually or on behalf of any other person or entity, including Participant, will not encourage, induce, attempt to induce, recruit, attempt to recruit, solicit or attempt to solicit or participate in any way in hiring or retaining for employment, contractor or consulting opportunities anyone who is employed or providing full-time services as a consultant at that time by any member of the Company Group.
(d)    Non-Disparagement.    At all times during and following Participant’s employment with the Employer, Participant will not make or direct anyone else to make on Participant’s behalf any disparaging or untruthful remarks or statements, whether oral or written, about any member of the Company Group, its operations or its products, services, owners, affiliates, officers, directors, partners, members, managers, employees, or agents, or issue any communication that reflects adversely on or encourages any adverse action against any member of the Company Group. Participant will not make any direct or indirect written or oral statements to the press, television, radio, on social media or to, on or through other media or other external persons or entities concerning any matters pertaining to the business and affairs of any member of the Company Group, or any of their respective officers, directors, partners, members or managers. The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process or to law enforcement or other governmental authorities.
(e)    Remedies.    For the avoidance of doubt, any breach of any of the provisions in this Section 4 shall constitute a material breach by Participant. Among the remedies that the Company may pursue in the event that such breach occurs prior to the occurrence of a Change in Corporate Control, an Award (including any vested portion of such Award) granted under the Plan and the Class A Common Units issued under the LLC Agreement to a Participant shall be subject to forfeiture in accordance with Section 1.C of Exhibit F of the LLC Agreement in the event that a Participant breaches any provision of Section 4 herein. Notwithstanding any other provision of the Plan, by becoming entitled to receive any payments or other benefits under the Plan, Participant is deemed to have agreed that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach by Participant of any of Sections 4(a) through 4(d), inclusive. In the event of any such breach or threatened breach, and without relinquishing any other rights or remedies that the Company may have, including but not limited to the forfeiture or repayment by Participant of any payments or benefits otherwise payable or paid to Participant under the Plan, the Company may, either with or without pursuing any potential damage remedies and without being required to post a bond, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Participant from violating this Section 4 and requiring Participant to comply with its provisions. The Company may present this Section 4 to any third party with which Participant may have accepted employment, or otherwise entered into a business relationship, that the Company contends violates this Section 4, if the Company has reason to believe Participant has or may have breached a provision of this Section 4.
5.Determination of Awards
(a)Each Participant’s Award Notice shall specify, as applicable, the number of LTIP Units or Option Units, the Option Unit Participation Threshold (if applicable), the time-vesting conditions and, if applicable, performance-vesting restrictions (including threshold, target, and maximum payout multiples).
(b)With regard to an Award subject to time-vesting restrictions, the time-vesting restriction included in the Award Notice shall generally not be less than three years from the date of grant; provided, that such an Award Notice may permit pro rata vesting over such time.
(c)Each Award that vests in accordance with the applicable Award Notice shall be deemed Vested LTIP Units or Vested Option Units, as applicable.
6.Change in Corporate Control. In the event that a Change in Corporate Control occurs, then each Award shall be treated in accordance with the terms set forth in the applicable Award Notice.
7.Termination of Participant’s Employment. If a Participant’s employment with the Employer terminates, then each Award shall be treated in accordance with the terms set forth in the applicable Award Notice.
8.Conversion of Awards. Each Award of LTIP Units shall be convertible into Class A Common Units in accordance with Section 7 of Exhibit F of the LLC Agreement, and each Award of Option Units shall be convertible into LTIP Units in accordance with Section 6 of Exhibit G of the LLC Agreement.
9.Adjustments. If an Adjustment Event occurs, each Award of LTIP Units shall be treated in accordance with Section 4 of Exhibit F of the LLC Agreement, and each Award of Option Units shall be treated in accordance with Section 4 of Exhibit G of the LLC Agreement.
10.Non-Transferability of Awards. Each Award shall be subject to the transfer restrictions set forth in Article XI of the LLC Agreement.
11.Miscellaneous.
(a)Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time in its discretion without the consent of any Participant, but no such amendment shall adversely affect the rights of the Participants with regard to outstanding Awards in any material respect.
(b)No Contract for Continuing Services. The Plan shall not be construed as creating any contract for continued services between the Parent Member or any of its Subsidiaries and any Participant, and nothing herein contained shall give any Participant the right to be retained as an employee or consultant of the Parent Member or any of its Subsidiaries or to receive any future awards or benefits under the Plan or Equity Plan.
(c)Governing Law. The Plan and each Award Notice awarded under the Plan shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
(d)Arbitration.    Subject to Section 4(e) hereof, all claims, disputes, questions, or controversies arising out of or relating to the Plan, will be resolved exclusively in final and binding arbitration held under the auspices of Judicial Arbitration & Mediation Services, Inc. (“JAMS”) in accordance with JAMS then current Employment Arbitration Rules and Procedures, or successor rules then in effect. The arbitration will be held in New York, New York, and will be conducted and administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Participant and the Company will select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided by the Plan, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Delaware, or federal law, if Delaware law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. Participant and the Company will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim(s) in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. The Company will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any), provided, however, that the arbitrator may award attorney’s fees and costs to the prevailing party, except as prohibited by law. If the Company is the prevailing party, the arbitration may award some or all of the costs for the arbitrator’s fees and/or other administrative fees to the fullest extent not prohibited by law. The existence and subject matter of all arbitration proceedings, including, any settlements or awards thereunder, shall remain confidential.
(e)Construction. Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter or vice versa; and the singular form of words shall be extended to include the plural; and the plural shall be restricted to mean the singular.
(f)Headings. The Section headings and Section numbers are included solely for ease of reference. If there is any conflict between such headings or numbers and the text of the Plan, the text shall control.
(g)Effect on Other Plans. Nothing in the Plan shall be construed to limit the rights of Participants under the benefit plans, programs or policies of any member of the Company Group in which the Participant may receive or be eligible to receive any payments or other benefits.
(h)Clawback Policy. All Awards granted under the Plan shall be subject to forfeiture (as determined by the Administrator) in accordance with the terms of the Parent Member’s clawback or recoupment policy (as in effect from time to time). Furthermore, prior to the occurrence of a Change in Corporate Control, an Award (including any vested portion of such Award) granted under the Plan and Class A Common Units issued under the LLC Agreement to a Participant shall be subject to forfeiture in the event that a Participant breaches any provision of Section 4 herein.
(i)Notices.    Any notice provided for under the Plan shall be in writing and may be delivered in person or sent by overnight courier, certified mail, or registered mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):
If to the Company: Welltower Inc., 4500 Dorr Street, Toledo, OH 43615 Attention: Legal Department
If to a Participant, at the address on file with the Company’s Human Resources Department.
The actual date of mailing, as shown by a mailing receipt therefor, shall determine the time at which notice was given. Any Participant may change the address at which notice shall be given by notifying the Company in the manner set forth in this Section 11(i). The Company may change the address at which notice shall be given by notifying each Participant in the manner set forth in this Section 11(i).

END OF PLAN DOCUMENT